Exhibit 10.64

WAIVER AGREEMENT

This WAIVER AGREEMENT (this “Agreement”), is dated as of April 11, 2016 by and between TCA GLOBAL CREDIT MASTER FUND, LP (“TCA”) and GROWLIFE, INC., a Delaware corporation (“GrowLife”). GrowLife and TCA shall be collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain Securities Purchase Agreement, dated as of April 30, 2015 and effective as of July 9, 2015 (together with any amendments, renewals, substitutions, supplements, replacements, or modifications from time to time, collectively referred to as the “SPA”) and related documents, as amended (collectively, the “Transaction Documents”); and

WHEREAS, GrowLife is in the process of closing a potential financing transaction with Chicago Venture Partners, LP (“CVP”) whereby GrowLife would receive additional capital of which certain proceeds will be allocated to the repayment of debt payable to TCA (the “CVP Transaction”), which CVP Transaction shall be closed substantially in accordance with the terms set forth in the term sheet attached hereto as Exhibit “A” (the “CVP Term Sheet”) and

WHEREAS, in order for GrowLife to undertake the CVP Transaction, GrowLife has requested that TCA waive certain rights TCA has under the Transaction Documents; and

WHEREAS, subject to the terms and conditions hereof, TCA agrees to waive the specific rights set forth in Section 1 below in exchange for the obligation that GrowLife pay certain proceeds from the CVP Transaction to TCA, and certain other agreements as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration the sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Waiver.  TCA hereby agrees that, upon satisfaction of the “Conditions” (as hereinafter defined) set forth in Section 2 below, the following rights set forth in the Transaction Documents shall be deemed waived, subject to the terms and conditions of this Agreement:

a. The restriction in Section 7.1(a) of the SPA, which prohibits GrowLife from incurring new indebtedness;

b. The restriction in Section 7.1(d) of the SPA, which prohibits GrowLife from issuing new equity securities; and

c. Any other related provisions in the Transaction Documents that restrict GrowLife from entering into the CVP Transaction, incurring indebtedness in connection therewith, and issuing securities pursuant to the transactions reflected in the CVP Term Sheet.

2. Conditions to Waiver.  TCA’s waivers under Section 1 above shall only be deemed given and effective upon satisfaction (to TCA’s satisfaction) of the following conditions precedent (the “Conditions”):

a.
GrowLife shall have executed that certain Letter of Intent from TCA – Go Green SPV, LLC (“Go Green SPV”), pursuant to which GrowLife will agree to purchase the stock of Go Green Hydroponics, Inc. from Go Green SPV.

3. Allocation of Proceeds to TCA Outstanding Balance. GrowLife agrees that, in the event it has any outstanding indebtedness to TCA, then GrowLife agrees that 50% of the proceeds of any monthly tranche paid by CVP to GrowLife upon and after the effectiveness of the S-1 under the CVP Transaction, as more specifically outlined in the Term Sheet, will be used to pay down the TCA indebtedness then outstanding until it has been fully re-paid.  GrowLife agrees that any such proceeds shall be paid directly by CVP to TCA, and GrowLife does hereby authorize and direct CVP to pay such proceeds directly to TCA (and GrowLife agrees to execute any additional disbursement directions or authorization required in order to cause CVP to fund such proceeds directly to TCA).  GrowLife agrees to keep TCA fully informed and up-to-date with respect to the progress of the CVP Transaction, and provide TCA with copies of all notices and communications related thereto, as requested by TCA from time to time.

4. Termination of CEF and Registration Rights Agreement.  The Parties agree that, in connection with this Agreement and the CVP Transaction, the parties no longer intend to proceed with the S-1 and related Committed Equity Facility (the “CEF”).  All documentation associated with the registration of the CEF is hereby terminated and GrowLife will withdraw its S-1 filed on the CEF; provided, however, nothing in this paragraph shall be deemed or construed as a forgiveness or waiver of any indebtedness currently outstanding that may have been incurred or created pursuant to or in connection with the CEF.

5. Debt Exchange.  GrowLife agrees and acknowledges that a portion of the indebtedness owed by GrowLife to TCA is anticipated to be paid through a sale of a portion of the indebtedness owed by GrowLife and held by TCA, to a debt buyer approved by Lender, which debt buyer shall then convert such debt into equity through a debt exchange under Section 3(a)(9) of the Securities Act (the “Debt Exchange”).  GrowLife agrees to enter into the Debt Exchange upon TCA’s demand, and GrowLife agrees to promptly execute and deliver any and all agreements or documents related to such Debt Exchange, as may be required by TCA or such debt buyer, and to otherwise cooperate in any other respect to accomplish the Debt Exchange.  Any failure of GrowLife to so execute documents or otherwise cooperate with TCA and such Buyer to accomplish the Debt Exchange shall be deemed an immediate Event of Default by GrowLife under the SPA and other Transaction Documents.

6. Limited Waiver.  The waivers granted by TCA hereunder are limited only to the CVP Transaction, and only to the extent the CVP Transaction is consummated substantially in accordance with the Term Sheet within fifteen (15) days from the date this Agreement is executed by TCA.  If the CVP Transaction is changed in any material respect from the terms reflected in the Term Sheet, or the the CVP Transaction fails to close within said fifteen (15) day period, then the waivers granted hereunder shall be null and void and ineffective.  The waivers granted herein shall not be deemed or construed as any kind of continuing or ongoing waiver.

7. Conflict.  In the event there is a conflict between this Agreement and the Transaction Documents, the terms of this Agreement shall control, but only to the extent of such conflict.  Otherwise, all other terms of the Transaction Documents remain in full force and effect and are hereby ratified and confirmed.

8. Severance.  If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be deemed severed and deleted from the Agreement as a whole, and neither such provision nor its severance and deletion shall in any way affect the validity of the remaining provisions of the Agreement.

9. No Reliance.  Each of the Parties represents and declares that in executing this Agreement, he, she, it and they rely solely upon his, her, its and their own judgment, belief and knowledge. The undersigned for GrowLife warrants and represents that they have the authority to enter into this Agreement.

10. Counterparts.  This Agreement may be executed in two or more counterparts.

11. Signatures.  This Agreement may be executed with electronic, facsimile or emailed signatures.  Such signatures shall be deemed valid for all purposes as if they were signed by hand.

12. Amendment.  This Agreement may be amended only by written agreement executed by each of the Parties.

13. Governing Law. The law that shall be applied to this Agreement at all times shall be law of the State of Nevada, without giving effect to conflicts of laws principles.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

GROWLIFE, INC.	TCA GLOBAL CREDIT MASTER FUND, LP

By: TCA Global Credit Fund GP, Ltd. Its: General Partner By: /s/ Robert Press Robert Press, Director
/s/ Marco Hegyi
By: Marco Hegyi
Its: CEO